Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 7, 2008 (the “Effective Date”), is entered into by and between Douglas R. Lebda (“Employee”) and IAC/InterActiveCorp (“IAC” or the “Company”).  All capitalized terms used herein without definition shall have the meaning assigned to them in the Prior Agreement (as defined below).

WHEREAS, Employee is currently serving as President and Chief Operating Officer of the Company;

WHEREAS, the Company has announced a plan to separate into five publicly traded companies (the “Spin-Offs”), one of which is intended to comprise the businesses operated within the Company’s LendingTree and Real Estate financial reporting segments, which currently include LendingTree, RealEstate.com, Domania, GetSmart, Home Loan Center and iNest (collectively, “LendingTree”);

WHEREAS, the Company wishes, in anticipation of the Spin-Off of LendingTree (the “LT Spin-Off”), to appoint Employee to the position of Chairman and Chief Executive Officer of LendingTree, in addition to his continuing in his current position as President and Chief Operating Officer of the Company for a transitional period, and Employee is willing to commit himself to continue to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided;

WHEREAS, Employee, the Company and LendingTree are parties to an Employment Agreement (the “Prior Agreement”), dated as of December 14, 2005, which generally became effective as of the effective date (as that term is defined in the Prior Agreement), which the parties intend will be superseded hereby;

WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT.  The Company agrees to employ Employee as Chairman and Chief Executive Officer of LendingTree as of the Effective Date and Employee accepts and agrees to such employment; provided that it is intended that this position be held at the parent entity operating the LendingTree businesses upon closing of the LT Spin-Off (the “LT Parent”).  During Employee’s employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein.  During Employee’s employment with the Company prior to the LT Spin-Off, Employee shall report to the Chief Executive Officer of the Company and subsequent to the LT Spin-Off, Employee shall report to the Board of Directors of LT Parent (in each case, hereinafter referred to as the “Reporting Officer”).  Employee shall have such powers and duties with respect to the

Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status.  Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time.  Notwithstanding the foregoing, Employee shall remain as President and Chief Operating Officer of the Company until the earlier of the LT Spin-Off or such date as is determined by the Chief Executive Officer of IAC.

Notwithstanding anything to the contrary above, Employee may serve as a corporate board member for Eastman Kodak and another entity previously identified to IAC (collectively, the “Current Boards”) and such other organizations (not to exceed four (4) in the aggregate) as are approved in advance by the Reporting Officer, provided said service does not (a) interfere with Employee’s ability to perform his duties for the Company as contemplated hereunder, and (b) compete with, or present an actual or apparent conflict of interest for, the Company or LendingTree, which shall be determined by the General Counsel of IAC in the case of IAC and the Board of Directors of LendingTree in the case of LendingTree, in each case, in his (or its) sole, good faith judgment.  IAC acknowledges that as of the Effective Date, Employee is serving, or has agreed to serve, as a corporate board member on the Current Boards, and that IAC will only claim that clause (a) or (b) of the preceding sentence is implicated if there are changed circumstances after the Effective Date and prior to the LT Spin-Off; provided that the requirement for changed circumstances after the Effective Date shall not be a prerequisite for the Board of Directors of LT Parent to claim that circumstances meeting clause (a) or (b) of the preceding sentence have been met.

2A.                             TERM OF AGREEMENT.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided, that certain terms and conditions herein may specify a greater period of effectiveness.  Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations.

3A.                             COMPENSATION.

(a)                                  BASE SALARY.  During the Term, the Company shall pay Employee an annual base salary of $750,000 (the “Base Salary”), payable in equal biweekly installments or in such other installments as may be in accordance with the Company’s payroll practice as in effect from time to time.  The Base Salary shall be reviewed by the Company, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased.  For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b)                                 DISCRETIONARY BONUS.  During the Term, Employee shall be eligible to receive discretionary annual bonuses in a manner consistent with similarly situated executives of the Company.

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(c)                                  EQUITY COMPENSATION.

(i)                                     Grant of LendingTree Equity Incentives.  At the time of the LT Spin-Off (which shall be the grant, or transfer, date), Employee shall be granted the following equity awards, with the vesting of each of the awards dependent on the continued service of Employee through the vesting term:

(A)                              Restricted stock of the LT Parent (“LT Restricted Stock”) in an amount equal to 2% of the fully diluted common equity of LT Parent immediately after the consummation of the LT Spin-Off (after giving effect to the grant of LT Restricted Stock and the LT Options (as defined below), but not taking into account any common units of LendingTree, LLC outstanding under the Shares Agreement immediately after the consummation of the LT Spin-Off (whether held by Employee or others)) (the “Diluted LT Common Shares”).  The LT Restricted Stock will vest in equal annual installments on the first five anniversaries of the Effective Date; provided that no vesting date may occur prior to the closing of the LT Spin-Off.  The LT Restricted Stock will be governed by a new LendingTree stock plan to be established by the LT Parent Board of Directors (or a committee thereof) (the “LT Stock Plan”) and a related agreement.  In the event of any conflict or ambiguity between this Agreement and the LT Stock Plan or agreement, this Agreement shall control.  For purposes of clarity, Diluted LT Common Shares will include, without limitation, any shares in LT Parent that Employee receives in the LT Spin-Off in respect of his IAC shares (i) held as of the Effective Date which were received in exchange for 25% of his LendingTree management equity shares (ii) to be received in exchange for another 25% of his LendingTree management equity shares held as of the Effective Date.

(B)                                Four separate awards of stock options (the “LT Options”), each award giving Employee the right to acquire 2-1/2% of the Diluted LT Common Shares, with per share exercise prices for each award calculated as follows:

(1)                                  First Award - $250,000,000 divided by number of Diluted LT Common Shares;

(2)                                  Second Award - $300,000,000 divided by number of Diluted LT Common Shares;

(3)                                  Third Award - $400,000,000 divided by number of Diluted LT Common Shares; and

(4)                                  Fourth Award - $450,000,000 divided by number of Diluted LT Common Shares.

Notwithstanding the foregoing, if any calculation above results in a per share exercise price that is lower than the initial trading price of Parent Common Stock immediately following the LT Spin-Off (the “Initial LT Price”), such exercise price(s) shall be equal to the Initial LT Price and the per share exercise price of the Fourth Award shall be adjusted by reducing the $450,000,000 in the calculation under (B)(4) above by $1.00 for each

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dollar that the Initial LT Price multiplied by the Diluted LT Common Shares exceeds $250,000,000.  The LT Options will be governed by the LT Stock Plan and a related agreement and shall each vest in full on the fifth anniversary of the Effective Date.  In the event of any conflict or ambiguity between this Agreement and the LT Stock Plan or agreement, this Agreement shall control.

(ii)                                  The Shares.  Section 3(c)(i) of the Prior Agreement shall remain in full force and effect, except that the shares of Exchange Stock shall vest in full and the Target Shares shall be exchanged for 300,000 shares of IAC Common Stock, and all other provisions in the Prior Agreement relating to the Exchange Stock and the Target Shares shall no longer be in effect (A) immediately prior to the LT Spin-Off, provided Employee remains employed by the Company at such time, (B) if earlier than (A), immediately prior to the Company’s disposition (either through spin-off or other means) of the last of its Ticketing, HSN and Interval businesses, provided that all three of such businesses have been so disposed of (such third disposition, the “Threshold Disposition”), provided Employee remains employed by the Company at such time, (C) upon Employee’s termination of employment in accordance with either Section 3A(e) of the Agreement or Section 1(g) of the Standard Terms and Conditions attached hereto, or (D) upon any Qualifying Termination (as defined in Section 1(d) of the Standard Terms and Conditions).

(iii)                               Treatment of IAC Equity Awards.  All IAC restricted stock units held by Employee on the Effective Date shall vest, to the extent not previously vested, with Growth Shares granted in February 2007 vesting at the target level, (A) immediately prior to the closing of the LT Spin-Off, provided Employee remains employed by the Company at such time, (B) if earlier than (A), immediately prior to the closing of the Threshold Disposition, provided Employee remains employed by the Company at such time, (C) upon Employee’s termination of employment in accordance with either Section 3A(e) of the Agreement or Section 1(g) of the Standard Terms and Conditions attached hereto, or (D) upon any Qualifying Termination.

(d)                                 BENEFITS.  During the Term, Employee shall be eligible to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company generally.  Without limiting the generality of the foregoing, Employee shall be eligible for the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees of the Company generally and in accordance with the Company’s policies as in effect from time to time.

(ii)                                  Vacation.  During the Term, Employee shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.  Any accrued vacation under the Company’s plans, policies, programs and practices shall be rolled over and continue to be available to Employee upon his becoming subject to LendingTree’s plans, policies, programs and practices regarding vacation.

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(iii)                               Payment of and/or Reimbursement for Certain Relocation Expenses.  The Company shall pay on Executive’s behalf (or reimburse Executive for) actual, reasonable and documented expenses relating to his relocation to Charlotte, North Carolina, if such occurs, up to an aggregate dollar amount of $400,000 (including tax gross-ups), on the same basis as similarly situated employees and in accordance with Company policy (the “Relocation Expenses”).  As required by Company policy and as a condition to the payment of and/or reimbursement the Relocation Expenses, Executive agrees to repay the Company for 100%, 75%, 50% and 25% of such expenses upon a termination of Executive’s employment for Cause (as defined in Section 1(c) of the Standard Terms and Conditions) or if Executive voluntarily terminates his employment with the Company (except for Good Reason as defined in accordance with the provisions of Section 1(d) of the Standard Terms and Conditions or termination pursuant to Section 1(g) of the Standard Terms and Conditions) during months 0 through 4, 5 through 9, 10 through 14 and 15 through 18, respectively, of the Term.

(e)                                  SALE OF LENDINGTREE.  In the event that during the Term and prior to the LT Spin-Off, the Company sells a controlling interest in LendingTree (i.e., a majority of the outstanding voting power over or substantially all of the assets of the LendingTree businesses), Employee shall have the right to terminate his employment with the Company within thirty days of notice of such sale, and upon the later of such termination and the closing of such sale, the Company shall pay Employee an amount equal to 1% of the consideration received by the Company.  The payment shall be in the same form as the consideration received by the Company; provided that the Company may, at its option, elect to pay Employee entirely in cash in respect of the 1% interest.  If Employee exercises his termination right under this Section 3A(e), subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit A and Employee’s compliance with Sections 2(a) through 2(e), upon payment by the Company of the Accrued Obligations, payment to Employee of the 1% of the consideration described above in this section and the vesting of equity as provided in Sections 3A(c)(ii) and (iii), the Company shall have no further obligations to Employee hereunder.

(f)                                    INVESTOR IN LENDINGTREE.  In the event that during the Term and prior to the LT Spin-Off a third party makes a minority investment in Lending Tree, the Company shall provide notice to Employee of the intended investment along with the terms and conditions of such investment.  Within ten (10) days of such notice, Employee may, by written notice to the Company, elect to co-invest in LendingTree for up to 5% of the Lending Tree equity (plus up to an additional 5% with the consent of the third-party investor) on the same economic terms as the other investor, and with other terms reasonable and customary for a minority investment of this nature.  Notwithstanding the foregoing, if all or a portion of the consideration to be delivered by the third party for its investment in LendingTree is not in cash or marketable securities, whether it be unmarketable securities, other property, or contractual commitments, the Company shall value such consideration in good faith and adjust the purchase price for purposes of determining the amount the Employee will pay for his co-investment.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to

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have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to the Company:	IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011

Attention: General Counsel

Or, if after the LT Spin-Off, then to the General Counsel of LT Parent.

If to Employee:	At the most recent address on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws.  Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in the State of New York, or, if not maintainable therein, then in an appropriate New York state court.  The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date set forth above.

IAC/INTERACTIVECORP

By: /s/ Greg Blatt
Name: Greg Blatt
Title:

By: /s/ Douglas R. Lebda
Name: Douglas R. Lebda
Title:

STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)                                  DEATH.  Upon termination of Employee’s employment prior to the expiration of the Term by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s death through the end of the month in which Employee’s death occurs and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

(b)                                 DISABILITY.  Upon termination of Employee’s employment prior to expiration of the Term by reason of Employee’s Disability, the Company shall pay Employee, within 30 days of such termination in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s termination of employment due to Disability through the end of the month in which such termination occurs, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).  “Disability” shall mean a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Employee unable to perform substantially the duties pertaining to his employment with the Company.  A return to work of less than 14 consecutive days will not be considered an interruption in Employee’s six consecutive months of disability.  Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

(c)                                  TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON.  The Company may terminate Employee’s employment under this Agreement with or without Cause at any time.  Upon termination of Employee’s employment prior to expiration of the Term by the Company for Cause or upon Employee’s resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).  As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations to Employee under this Agreement; provided, further, that Employee’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Employee’s employment for Cause; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement.  Before a cessation of Employee’s employment shall be deemed to be a termination of Employee’s employment for Cause, (A) the Company shall provide written notice to Employee that identifies the conduct described in clauses (ii), (iii) or (iv) above, as applicable, and (B) in the event that the event or condition is curable, Employee shall have failed to remedy such event or condition within 30 days after Employee shall have received the written notice from the Company described above.  As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s written consent, (i) a material adverse change in Employee’s title, duties, operational authorities or reporting responsibilities as they relate to Employee’s position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee, (ii) a material reduction in Employee’s annual base salary, (iii) a relocation of Employee’s principal place of business more than 25 miles from whichever of either the Charlotte, North Carolina or New York, New York metropolitan areas the Employee is then resident, or (iv) a material breach by the Company of this Agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee.  Notwithstanding the foregoing, there shall be no Good Reason as it relates to the transitional position of President and Chief Operating Officer of the Company prior to the LT Spin-Off.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON.  Upon termination of Employee’s employment with LendingTree prior to expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) upon Employee’s resignation for Good Reason (either such termination, a “Qualifying Termination”), subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit A and Employee’s compliance with Sections 2(a) through 2(e), (A) the Company shall pay Employee the Base Salary through the earlier of remainder of the Term or three (3) years from the date of termination; (B) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below); (C) the vesting of all IAC restricted stock units held by Employee on the Effective Date shall be accelerated in full; and (D) to the extent previously granted, the Company shall vest in full the LT Restricted Stock and the LT Options on the termination date and such options shall remain exercisable for a period of twelve months from the date of such termination; provided that in no event shall Employee’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in any of clauses (i) through (iv) of the definition thereof shall have occurred and Employee provides the Company with written notice thereof within forty-five (45) days after Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Employee resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)                                  MITIGATION; OFFSET.  In the event of a termination of Employee’s employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits.  If Employee obtains other employment during the Term, the amount of any severance payments to be made to Employee under Sections 1(d) or 1(g) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment through the end of the Term.  For purposes of this Section 1(e), Employee shall have an obligation to inform the Company promptly regarding Employee’s employment status following termination and during the period encompassing the Term.

(f)                                    ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid, (iii) any reasonable and necessary business expenses incurred by Employee prior to the date of termination of employment but not yet reimbursed and (iv) any benefits earned by Employee but unpaid or unused at the date of termination of employment provided that the payout of these benefits is consistent with the plans, policies, programs and practices of the Company at the date of termination of employment.

(g)                                 DELAY OR TERMINATION OF LT SPIN-OFF.  In the event that the Company has not filed a registration statement for LendingTree relating to the LT Spin-Off with the Securities and Exchange Commission, or the Company determines not to proceed with the LT Spin-Off, in either case on or before March 31, 2009, the Company shall notify Employee and Employee shall have the right to terminate his employment within sixty (60) days of such notice.  The Company and Employee agree that Employee’s right to terminate under this Section 1(g) will be triggered if the LT Spin-Off will not include, over Employee’s reasonable objection, both of the Real Estate business and the Lending business that comprise LendingTree, whether due to the shut down or sale of either business, or otherwise; provided that if both such businesses as they exist at the time of the LT Spin-Off are spun-off together by the deadline stated above, no termination right is triggered regardless of whether the particular components of the Real Estate business or the Lending business differ from what exists on the Effective Date.  If Employee exercises his termination right under this Section 1(g), subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit A and Employee’s compliance with Sections 2(a) through 2(e), upon payment by the Company of the Accrued Obligations, payment to Employee of the Base Salary for a period of six (6) months from the date of termination and the vesting of equity as provided in Sections 3A(c)(ii) and (iii), the Company shall have no further obligations to Employee hereunder.

2.                                       CONFIDENTIAL INFORMATION; NON-COMPETE; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                  CONFIDENTIALITY.  Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence.  Employee shall not, except as may be required to perform Employee’s duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information.  “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment with the Company or any of its subsidiaries or affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Employee agrees to deliver or return to the Company, at the

Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)                                 NON-COMPETITION.  During the Term and for a period of 24 months beyond Employee’s date of termination of employment for any reason following the date hereof (the “Restricted Period”), Employee shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.  For purposes of this Section 2(b):  (i) a “Competitive Activity” means any business or other endeavor, in any state of the United States or a comparable jurisdiction in Canada or any other country, involving products or services that are the same or similar to the type of products or services that LendingTree is engaged in providing both (x) as of the date hereof or at any time during the Term and (y) at any time during the twelve (12) month period preceding Employee’s termination of employment, and (ii) Employee shall be considered to have become “associated with a Competitive Activity” if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  Notwithstanding the foregoing, (i) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation and (ii) Employee may become employed by a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Employee has no direct or indirect responsibilities or involvement in the Competitive Activity.

(c)                                  NON-SOLICITATION OF EMPLOYEES.  During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates); provided, however, that this Section 2(c) shall not apply to any hiring which results solely from a general solicitation of employment that was not directed to employees of the Company or any of its subsidiaries or affiliates.

(d)                                 NON-SOLICITATION OF BUSINESS PARTNERS.  During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any business partners or business affiliates of the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such business partners or business affiliates to use the services of any competitor of the Company, its subsidiaries or affiliates.

(e)                                  PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments shall be made for hire by Employee for the Company or any of its subsidiaries or affiliates.  “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours.  All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates.  The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights.  The Employee shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)                                    COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s policies and procedures as they may exist from time to time.

(g)                                 REMEDIES FOR BREACH.  Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2, in addition to any remedy that the Company may have at law, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(h)                                 SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.  If any of the covenants of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

3.                                       WAIVER OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree or the Company with respect to the subject matter of this Agreement, other than the Shares Agreement, as modified by the Prior Agreement, and the provisions of the Prior Agreement referred to in Section 3A(c)(i).  In addition, Employee acknowledges that notwithstanding the foregoing, Employee shall continue to be subject to those terms of the Prior Agreement which survive the termination of such agreement, and those restrictive covenants in the Prior Agreement that begin to run from Employee’s date of termination, shall run from the Effective Date concurrently with any similar covenants contained herein.  Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.                                       ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company shall assign the Agreement to LT Parent no later than the date of the LT Spin-Off and provided, further, that in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor (including LT Parent upon assignment of this Agreement) shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5.                                       WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.                                       HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.                                       WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8.                                       SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.                                       INDEMNIFICATION.  The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause under Section 1(c) of this Agreement.  This Section 9 shall survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

10.                                 SECTION 409A OF THE CODE.  The benefits provided under this Agreement shall comply with Section 409A of the Code and the regulations thereunder.  To the extent so required in order to comply with Section 409A of the Code, (i) amounts and benefits to be paid or provided under this Agreement shall be paid or provided to Employee in a single lump sum on the first business day after the date that is six months following the date of termination of Employee’s employment or shall begin six months and one day following the date of termination, and (ii) the Company and Employee agree to amend or modify this Agreement and any agreements relating hereto (including any award agreement with respect to equity compensation described in Section 3A(c)) as may be necessary to comply with Section 409A of the Code.

ACKNOWLEDGED AND AGREED:

Date:  January 7, 2008

IAC/INTERACTIVECORP

By: /s/ Greg Blatt
Name: Greg Blatt
Title:

By: /s/ Douglas R. Lebda
Name: Douglas R. Lebda

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into as of this          day of                    , hereinafter “Execution Date”, by and between [Employee Full Name]  (hereinafter “Employee”), and [IAC/InterActiveCorp][LendingTree] (hereinafter, the “Company”). The Employee and the Company are sometimes collectively referred to as the “Parties”.

1.                                       The Employee’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee’s employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.

2.                                       The Company agrees to provide the Employee the severance benefits provided for in Section [3A(e)][1(d)][1(g)] of his/her Employment Agreement (the “Severance Benefits”) with the Company, dated as of [     ], after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 8 below, the expiration of such revocation period being the “Effective Date”)].

3.                                       Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to her employment with, or resignation from, the Company, excluding any action to enforce the Employment Agreement as it relates to the provision of the Severance Benefits or to Sections 3A(d) or 9[; provided, however, that nothing contained in this Section 3 shall prohibit you from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein]. Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee’s employment with or discharge from the Company, including but not limited to:  wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment

laws of the State of [       ]*; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date [or the Effective Date, whichever is later].

4.                                       Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis.

5.                                       Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

6.                                       Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee’s employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, the date her employment ended and rates of pay.

7.                                       If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [       ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [       ] for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

8.                                       [FOR EMPLOYEES OVER 40 ONLY — In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that:  (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would

* Insert state of employment.

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otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee’s voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 8 only and that, if he/she chooses not to so revoke, the Release in this Section 8 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [     ]†, either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

9.                                       EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE COMPANY, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

[Company Name]	[Employee Full Name]

Dated:	Dated:

† Insert address.

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